EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

OF

COMTECH TELECOMMUNICATIONS CORP.

(Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware)

Comtech Telecommunications Corp., a Delaware corporation (the “Company’’), hereby certifies in accordance with the provisions of Section 15l(g) of the General Corporation Law of the State of Delaware (“DGCL”), as follows:

First: Pursuant to Section 151 of the DGCL and the authority granted to and vested in the board of directors of the Company (the “Board”) in accordance with the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board, by resolutions duly adopted, authorized the issuance of the Series B-1 Convertible Preferred Stock of Comtech Telecommunications Corp. (the “Series B-1 Preferred Stock’’) and established the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of the Certificate of Designations with the Office of the Secretary of State of the State of Delaware on June 17, 2024 (the “Series B-1 Certificate”).

Second: In connection with the exchange (the “Exchange”) of all shares of Series B-1 Preferred Stock into shares of Series B-2 Convertible Preferred Stock of the Company on October 17, 2024, none of the authorized shares of the Series B-1 Preferred Stock are outstanding and none will be issued subject to the Series B-1 Certificate.

Third: The Board, at a meeting of the Board held on October 15, 2024, duly adopted the following resolutions approving the elimination of the Series B-1 Preferred Stock as set forth herein:

RESOLVED that following the Exchange, no shares of the Series B-1 Preferred Stock will be outstanding and no shares of the Series B-1 Preferred Stock will be issued subject to the Series B-1 Certificate; and it is further

RESOLVED that when a certificate setting forth this resolution (the “Certificate of Elimination”) becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Series B-1 Certificate with respect to the Series B-1 Preferred Stock, and the shares that were designated to such series will be returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series; and it is further

RESOLVED that the Board hereby approves and declares advisable, the Certificate of Elimination to cancel the Series B-1 Certificate following the Exchange, in substantially the form reviewed by the Special Committee of the Company; and it is further

RESOLVED that the Authorized Persons be, and each hereby is, authorized, in the name and on behalf of the Company, to prepare, execute and file with the Secretary of State of the State of Delaware the Certificate of Elimination relating to the Series B-1 Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by Michael A. Bondi, its Chief Financial Officer, on this            day of October, 2024.

COMTECH TELECOMMUNICATIONS CORP.

By:
Name:	Michael A. Bondi
Title:	Chief Financial Officer

[Signature Page to Certificate of Elimination]